UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 13, 2005
BLUELINX HOLDINGS INC.
(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (770) 953-7000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following conditions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
     See Item 5.02 below.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On December 13, 2005, the board of directors of BlueLinx Holdings Inc. (the “Company”) elected Mr. Richard S. Grant as a director, with a term expiring at the 2006 annual meeting of the Company’s stockholders. Mr. Grant will also serve on the Company’s audit committee, filling the position on the committee vacated by Stephen E. Macadam when he was appointed as the Company’s chief executive officer in October.
     There are no arrangements or understanding between Mr. Grant and the Company or its officers or directors pursuant to which he was selected as a director. There are no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which Mr. Grant had or is to have a direct or indirect material interest.
     Upon becoming a director, Mr. Grant received the standard board compensation for independent directors including an option to purchase 10,000 shares of the Company’s common stock. The option is priced at fair market value and will vest one year from the date of the grant. The standard board compensation for independent directors that Mr. Grant will be eligible to receive also includes an annual director’s fee of $50,000, a fee of $1,250 for each directors’ meeting attended and an annual fee of $10,000 for serving as a member of the audit committee.

Item 9.01	Financial Statements and Exhibits
(c)	Exhibits

Exhibit	Description

99.1	Press Release Announcing Election of Richard S. Grant to BlueLinx Holdings Inc. Board of Directors

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.
By:	/s/ Barbara V. Tinsley
Barbara V. Tinsley
General Counsel & Secretary

Dated: December 15, 2005

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release Announcing Election of Richard S. Grant to BlueLinx Holdings Inc. Board of Directors